UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No.  )

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The GEO Group, Inc.
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621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

March 25, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Wednesday, May 4, 2011, at 9:00 A.M. (EDT) at the Ritz Carlton Ft. Lauderdale, 1 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida 33304. We hope that you will be able to attend.

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice Regarding Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will significantly lower the costs of printing and distributing our proxy materials. On or about March 25, 2011, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board and
Chief Executive Officer

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 4, 2011

March 25, 2011

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Wednesday, May 4, 2011, at 9:00 A.M. (EDT) at the Ritz Carlton Ft. Lauderdale, 1 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida 33304 for the purpose of considering and acting on the following proposals:

(1)	To elect six (6) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2011;

(3)	To hold an advisory vote on executive compensation;

(4)	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2011, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and a company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, MAY 4, 2011.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

March 25, 2011

The GEO Group, Inc. (“GEO,” “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at the Ritz Carlton Ft. Lauderdale, 1 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida 33304, May 4, 2011, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card, other than with respect to the advisory vote on the preferred frequency for future advisory votes on executive compensation for which the proxy card will provide the frequency options of every three years, every two years and every year as well as the option to abstain from this vote. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2011;

“FOR” advisory approval of the resolution on executive compensation; and

“FOR” the option of every three years as the preferred frequency for future advisory votes on executive compensation.

If you hold shares through an account with a bank, broker or other nominee, and you do not provide voting instructions, your shares still may be voted on certain matters.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2011 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors or the advisory vote on the frequency for future advisory votes on executive compensation.

This proxy statement, the notice of annual meeting, the proxy card and our 2010 annual report will be mailed or made accessible via the Internet on or about March 25, 2011.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 3, 2011, the record date, will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 3, 2011, GEO had 64,832,569 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote on executive compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The alternative receiving the greatest number of votes with respect to the advisory vote on the frequency of the advisory vote on executive compensation will be considered the frequency that shareholders approve. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposals but will not be counted as “votes cast” with respect to the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on Wednesday, May 4, 2011.
The Proxy Statement and 2010 Annual Report to Shareholders are
available at www.proxyvote.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 20, 2011 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of six (6) members. The six (6) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s 2010 annual meeting.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

		Director
Director Nominees	Age	Since	Current Positions

Clarence E. Anthony	51	2010	Director
Norman A. Carlson	77	1994	Director
Anne N. Foreman	63	2002	Director
Richard H. Glanton	64	1998	Director
Christopher C. Wheeler	64	2010	Director
George C. Zoley	61	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Clarence E. Anthony	Mr. Anthony has served as a director of GEO since 2010. Mr. Anthony has been the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, FL since June 2009. From 2004 through 2009 he was the Chief Marketing Officer & EVP at PBS&J, an International Engineering and Construction Management firm. From 2004 — 2006 he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004 Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. He also served as a key member of the National League of Cities board and as an active member of the National Black Caucus of Local Elected Officials. As president of the National League of Cities, Mr. Anthony served as the chief spokesperson of the oldest and largest organization of municipal officials in the United States. Mr. Anthony earned a bachelors degree in Social Science from Florida Atlantic University and holds an M.P.A., Public Administration with Specialization in Environmental Growth Management, Florida Atlantic University.

Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Norman A. Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career with the Bureau of Prisons, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Mr. Carlson’s experience as the former Director of the Federal Bureau of Prisons provides unparalleled corrections industry knowledge and experience in the operation and management of correctional institutions. His 17 years of experience as a GEO Group board member strengthens the board of directors’ collective knowledge, capabilities and experience.

DIRECTOR NOMINEES

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust and director and treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. and is chairman of the board of directors of Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, Law Review, cum laude from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 18 years.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

DIRECTOR NOMINEES

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is Chairman of Philadelphia Television Network, a privately-held media company. He is the founder and president of ElectedFace LLC, a Delaware based technology company that operates an online service that enables citizens across America to connect with the elected officials that represent them. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003 he was a Partner at both Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). He is also a director of the Mistras Group, Inc. and the Aqua America Corporation. Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as president of The Barnes Foundation from 1990 to 1998 and at Exelon Corporation from 2003-2008. Mr. Glanton has approximately 29 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of 5 publicly-traded companies, four of which are traded on the NYSE and 1, CGU, on the United Kingdom Stock Exchange. He served as a director of CGU of North America, a British based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of its Executive and Audit Committees during his 20 year tenure on that board. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within the company at the request of its Chairman. He served on Executive and Audit and Governance Committees of PECO\Exelon. He has been a director of the GEO Group since 1998, where he serves on its 3 Member Executive Committee, Chairman of the Audit and Finance Committee and a member of its Governance and Compensation Committees. Mr. Glanton is a member of the board of directors of Aqua America Corporation and has served as Chairman of the Governance Committee since 2005. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the Board of Directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

DIRECTOR NOMINEES

Christopher C. Wheeler	Mr. Wheeler was appointed to GEO’s Board of Directors effective February 1, 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital, the Boca Raton Regional Hospital Foundation and BRRH Corporation. He is also a member of the Board of Directors of the Florida Atlantic University Foundation. He is a former member of the Board of Directors of Pine Crest Preparatory School and the Board of Directors of Ronald McDonald House Charities of South Florida. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. Mr. Wheeler’s service with the Boca Raton Regional Hospital board provides relevant experience to GEO’s medical operations. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley	George C. Zoley is GEO’s Chairman of the Board and Chief Executive Officer, and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and a member of the FAU Foundation board of directors.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The GEO Group, Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 26 years with the company make him uniquely qualified to be the Chairman of the Board and CEO.

The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the six nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	61	Chairman of the Board and Chief Executive Officer
Brian R. Evans	43	Senior Vice President and Chief Financial Officer
John J. Bulfin	57	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	48	Senior Vice President, Residential Treatment Services, President — GEO Care, Inc.
John M. Hurley	63	Senior Vice President, President — GEO Detention & Corrections
Thomas M. Wierdsma	60	Senior Vice President, Project Development
Stephen V. Fuller	56	Senior Vice President, Human Resources
Ronald A. Brack	49	Vice President — Chief Accounting Officer and Controller
Shayn P. March	45	Vice President — Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — In August 2009, Mr. Evans assumed the role as Chief Financial Officer for the Company upon the announced retirement of Mr. John G. O’Rourke. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. and oversees the medical services in the United States Detention and Correctional facilities. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of GEO Detention & Corrections since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s detention and correctional facilities. In 2010 Mr. Hurley was assigned operational oversight for GEO International Services in addition to his responsibilities for U.S Detention and Corrections management. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for Corporate Real Estate activities and Entitlement, Design and Construction of GEO’s new and expanded facilities. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering, is a Registered Professional Engineer and a Designated Design Build Professional.

Stephen V. Fuller — Effective February 3, 2011, Mr. Fuller was appointed Senior Vice President of Human Resources at GEO. He oversees all HR activities for GEO, which has over 17,500 employees. Mr. Fuller joined GEO in July 2006 as Vice President of Human Resources. Prior to joining GEO, Mr. Fuller served as the Senior Vice President of Human Resources for AmeriPath, Inc. As one of the founding executive officers, Mr. Fuller contributed to this fast-growth company from start-up to annual revenue of $1 billion, with 3,500 employees, physicians and scientists. Mr. Fuller has over 30 years of experience in Human Resources, a Masters in Business Administration (Dean’s List) from Nova Southeastern University and a Bachelor of Science degree in Personnel Management and Industrial Relations from Auburn University.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to this, Mr. Brack spent over 10 years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 18, 2011 (unless stated otherwise) by (i) each nominee for election as director at the 2011 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Amount & Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)	of Class(3)

DIRECTOR NOMINEES(4)(5)
Clarence E. Anthony	7,500	*
Norman A. Carlson	66,600	*
Anne N. Foreman	48,450	*
Richard H. Glanton	14,250	*
Christopher C. Wheeler	6,000	*
George C. Zoley	851,806	1.31%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	218,299	*
Jorge A. Dominicis	99,782	*
Brian R. Evans	42,560	*
John M. Hurley	135,758	*
Wayne H. Calabrese	63,765	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15 Persons)(6)	1,691,820	2.58%

OTHER
Fidelity Management and Research LLC(7)	7,490,972	11.55%
BlackRock, Inc.(8)	5,892,886	9.09%
Wellington Management Co. LLP(9)	4,230,130	6.52%
Scopia Management Inc.(10)	3,849,332	5.94%
Wells Fargo & Company(11)	3,623,603	5.59%
Vanguard(12)	3,298,284	5.09%

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 18, 2011, GEO had 64,844,369 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 3, 2011, in the following amounts: Mr. Anthony — 1,000; Mr. Carlson — 39,600; Ms. Foreman — 39,600; Mr. Glanton — 6,000; Mr. Wheeler — 1,000; Mr. Zoley — 118,056;

Mr. Dominicis — 48,000; Mr. Bulfin — 162,971; Mr. Evans — 16,560; Mr. Hurley — 86,226; and Mr. Calabrese — 63,765

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Anthony — 5,000; Mr. Carlson — 8,250; Ms. Foreman — 8,250; Mr. Glanton — 8,250; Mr. Wheeler — 5,000; Mr. Zoley — 163,750; Mr. Bulfin — 22,500; Mr. Dominicis— 27,500; Mr. Evans — 26,000; and Mr. Hurley — 27,500.

(6)	Includes 657,678 shares of common stock underlying stock options held by director nominees and executive officers (15 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 3, 2011.

(7)	The principal business address of Fidelity Management and Research LLC (“FMR LLC”) is 82 Devonshire Street, Boston, MA 02109. By Schedule 13G filed by FMR LLC, Fidelity Management & Research Company (“FMR Company”) and Edward C. Johnson 3d (“Johnson”) filing jointly, dated February 11, 2011, they reported that, as of December 31, 2010, they beneficially owned 7,490,972 shares consisting of: 6,617,202 shares that FMR Company is the beneficial owner of, and Johnson and FMR LLC have sole voting power and dispositive power over such shares; 31,930 shares that Pyramis Global Advisors, LLC is the beneficial owner of, and Johnson and FMR LLC have sole voting and dispositive power over such shares; and 841,840 shares that Pyramis Global Advisors Trust Company is the beneficial owner of, and Johnson and FMR LLC have sole dispositive power over such shares and sole voting power over 744,250 of such shares.

(8)	The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. By Schedule 13G, dated January 21, 2011, BlackRock, Inc. reported that, as of December 31, 2010, it beneficially owned 5,892,886 shares with sole voting power and sole dispositive power over such shares.

(9)	The principal business address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210. By Schedule 13G, dated February 14, 2011, Wellington Management Company, LLP reported that, as of December 31, 2010, it beneficially owned 4,230,130 shares with shared voting power over 3,518,783 of such shares and shared dispositive power over 4,230,130 of such shares.

(10)	The principal business address of Scopia Management, Inc. is 152 West 57th Street, 33rd Floor, New York, NY 10019. By Schedule 13G filed by Scopia Management, Inc., Matthew Sirovich, Jeremy Mindich, Tajar Varghese and Joseph Yin filing jointly, dated February 10, 2011, they reported that, as of December 31, 2010, they beneficially owned 3,849,332 shares with shared voting power and dispositive power over 3,779,332 of such shares, with sole voting power and dispositive power over 70,000 of such shares held by Matthew Sirovich, and with sole voting power and dispositive power over 1,154 of such shares held by Tajar Varghese.

(11)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated January 14, 2011, Wells Fargo & Company reported that, as of December 31, 2010, it beneficially owned 3,623,603 shares with sole voting power over 3,309,898 of such shares, shared voting power over 1,231 of such shares, sole dispositive power over 3,594,034 of such shares and shared dispositive power over 3,279 of such shares.

(12)	The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G, dated February 9, 2011, Vanguard reported that, as of December 31, 2010, it beneficially owned 3,298,284 shares with sole voting power over 91,814 of such shares, sole dispositive power over 3,206,470 of such shares and shared dispositive power over 91,814 of such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held eleven meetings during fiscal year 2010. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Clarence E. Anthony, Norman A. Carlson, Anne N. Foreman, Richard H. Glanton and Christopher C. Wheeler qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman Clarence E. Anthony Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Norman A. Carlson Clarence E. Anthony

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Norman A. Carlson, Chairman Richard H. Glanton Anne N. Foreman
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Anne N. Foreman, Chairman Richard H. Glanton Christopher C. Wheeler	LEGAL STEERING COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Clarence E. Anthony

EXECUTIVE COMMITTEE George C. Zoley, Chairman Christopher C. Wheeler Richard H. Glanton	INDEPENDENT COMMITTEE Norman A. Carlson, Chairman Christopher C. Wheeler Anne N. Foreman Richard H. Glanton Clarence E. Anthony

Audit and Finance Committee

The Audit and Finance Committee met seven times during fiscal year 2010. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met eight times during fiscal year 2010. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•	review and discuss with management our disclosures under “Compensation Discussion and Analysis” and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during fiscal year 2010.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Business Conduct and Ethics for directors, officers and employees, and to approve amendments to the Code of Business Conduct and Ethics to the extent deemed appropriate by the committee;

•	advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2010, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2010, the Executive Committee acted four times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2010 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategy issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. On November 4, 2010, the board of directors, based upon the recommendation of the Nominating and Governance Committee, appointed Richard H. Glanton as Lead Independent Director of the Company effective January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee and the Compensation Committee and a member of the Executive Committee. As the Lead Independent Director, Mr. Glanton will have input to the Chairman of the Board on preparation of agendas for Board and Committee meetings. Mr. Glanton will chair Board meetings when the Chairman of the Board is not in attendance and provide input to the independent directors and insure that the effectiveness of the Board is assessed on a regular basis. The Lead Independent Director will report to the Board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a Board member and his service as the Chair of the Audit and Finance Committee and Compensation Committee, the Board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the board of directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over twenty six years experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO. In addition, we believe that our newly created position of Lead Independent Director provides an additional key leadership resource and further minimizes any potential conflicts of interest that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the Board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current Board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•	The Operations and Oversight Committee oversees GEO’s operating risk. The Operations and Oversight Committee meets regularly during the year and on occasions when an operating incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Vice President of Corporate Relations at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our then current directors attended the 2010 annual meeting of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2010 and 2009. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2010 and 2009.

	Grant Thornton LLP	Grant Thornton LLP
	2010	2009

Audit Fees(1)	$2,405,283	$1,888,457
Audit Related Fees(2)	155,020	19,400
Tax Fees(3)	9,209	26,940
All Other Fees(4)	3,683	1,740

Total	$2,573,195	$1,936,537

(1)	Audit fees for 2010 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, and comfort letters and consents associated with the Company’s acquisition of Cornell Companies, Inc. and its registration statements filed on Form S-8. Audit fees for 2009 include fees for professional services rendered in connection with the annual audit of the Company’s financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, and comfort letter and consents associated with the offering of the Company’s 7 3/4% Senior Notes and corresponding registration on Form S-4.

(2)	Audit-related fees primarily consist of fees for due diligence pertaining to business combinations.

(3)	Tax fees consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

(4)	All Other Fees consists of work performed internationally. During 2010, these fees were related to compliance work performed in connection with international business development opportunities. In 2009, these fees related to the review of shareholder agreements at one of GEO’s foreign subsidiaries.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2010 and 2009 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2010 and 2009 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2010 and 2009 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin (nka Towers Watson), a nationally recognized independent compensation consulting firm, to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The peer group companies included America Service Group, Inc., Avalon Correctional Services, Inc., Cornell Companies, Inc., Correctional Services Corp., Corrections Corporation of America and MTC Technologies, Inc. Since the date of the Towers Perrin review, Cornell Companies, Inc. and Correctional Services Corp. were acquired by GEO and are no longer considered peer companies. The analysis and development of findings entailed regular meetings between Towers Perrin and the committee. Towers Perrin ultimately provided the committee with its findings and analysis, which the committee has continued to take into account when determining its policies and the basis upon which our named executive officers are compensated.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Towers Perrin was not asked to perform any other services for us. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation. The Compensation Committee has not engaged a compensation consultant since 2004 and no fees have been paid to a compensation consultant in the last year.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that include our Company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee uses peer group data to obtain a general understanding of current compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions, but does not engage in benchmarking or rely wholly or in part on this information. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer recommends an annual increase of at least 5% in accordance with the terms of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment to make final compensation decisions.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries.  The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 10% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan which was approved by our shareholders at the Company’s 2010 annual meeting of shareholders. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Senior Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results:

Percentage of Budgeted	Percentage by which the
Fiscal Year Targets Achieved	Target Weighting of
for Revenue and for	Revenue and Net-Income-After-
Net-Income-After-Tax	Tax is Reduced/Increased

Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to grant the discretionary award.

Our Senior Management Performance Award Plan formerly provided for an annual incentive target amount (as a percentage of salary) of 120% for the President. Mr. Calabrese, who served as our President until his retirement on December 31, 2010, received annual cash incentive compensation for 2010 pursuant to this target amount applying the applicable multiplier discussed above. Under the terms of the Senior Management Performance Award Plan applicable to Mr. Calabrese, the President was not eligible for discretionary adjustments. Following Mr. Calabrese’s retirement effective December 31, 2010, Mr. Calabrese’s business development and oversight responsibilities were reassigned throughout GEO’s senior management team and existing corporate structure and as a result effective December 31, 2010, we do not have a President and our Senior Management Performance Award Plan was amended to reflect this fact.

In 2010, the target adjusted net income after tax and revenue was $72,500,000 and $1,124,000,000 respectively. The actual 2010 results achieved for adjusted net income after tax and revenue was $86,161,000 and $1,269,968,000 respectively. The Compensation Committee adjusted net income after tax for expenses related to the acquisitions of Cornell Companies, Inc. and B.I. Incorporated and net deferred financing fees. Additionally, there was a 50% discretionary upward adjustment in the 2010 performance awards for our senior vice presidents (not including our Chief Executive Officer and President), based upon Company performance, including the successful acquisition of Cornell Companies, Inc. in August 2010 and the signing of the definitive agreement in December 2010 relating to our acquisition of B.I. Incorporated.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Equity Compensation.  Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by our shareholders at our 2006 annual meeting of shareholders. As of March 3, 2011, awards with respect to a total of 4,400,000 had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 2,669,946 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 1,730,054 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 1,352,518 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 1,670,750 shares of common stock. Of these awards, 615,004 represent shares of restricted stock granted to the named executive officers, including 409,966 shares to Mr. Zoley, 40,628 shares to Mr. Evans, 56,972 shares to Mr. Hurley, 55,466 shares to Mr. Dominicis and 51,972 shares to Mr. Bulfin. These numbers include the March 1, 2011 grant of performance based restricted stock made to Mr. Zoley (100,000 shares), Mr. Evans (20,000 shares), Mr. Hurley (20,000 shares), Mr. Dominicis (20,000 shares) and Mr. Bulfin (15,000 shares). This grant will be forfeited if GEO does not achieve $1.3 billion in total revenue for its fiscal year ending January 1, 2012 as certified by the compensation committee, which equals 80% of GEO’s targeted total revenue for its fiscal year ending January 1, 2012.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle, however, in October 2008 and October 2009 we granted stock options to management and employees, in June 2009 we granted restricted stock awards to management. We did not grant any equity awards during the 2010 fiscal year. On March 1, 2011 we granted stock options and restricted stock awards to employees, management and non-employee directors. As described above, some of the awards that were granted to our named executive officers and other senior management are performance-based awards. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the Company and the individual performances of the grantees.

Under our plan, unless otherwise provided by the Compensation Committee, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. However, the restricted stock awards granted to non-employee directors and the performance based restricted stock awards granted to senior management on March 1, 2011 will vest in three equal annual increments on each of the three anniversary dates immediately following the date of grant. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, and unless otherwise provided by the Compensation Committee, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the Company’s overall compensation program.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreement.  Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreement also requires the Company to gross-up the retirement payment for all appropriate taxes related to the payment. If Mr. Zoley had retired at January 2, 2011, we would have had to pay him $5,557,828, including a tax gross-up relating to the retirement payment equal to $2,025,828. The amount owed under the retirement agreements are payable from the general assets of the Company.

Senior Officer Retirement Plan.  Messrs. Evans, Hurley, Bulfin and Dominicis participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans.  Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. None of the named executive officers currently participate in the deferred compensation plan.

Excess Group Life Insurance.  We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

Retirement of Wayne H. Calabrese.  Mr. Calabrese retired as GEO’s President and Chief Operating Officer effective December 31, 2010. Mr. Calabrese’s business development and oversight responsibilities were reassigned throughout GEO’s senior management team and existing corporate structure.

Mr. Calabrese has entered into a one-year consulting agreement with GEO pursuant to which he will be entitled to receive $10,000 per month during the year immediately following the termination of his employment in exchange for his consulting services. The consulting agreement has an initial term of one year which may be renewed as agreed upon by GEO and Mr. Calabrese. The consulting agreement also contains customary provisions relating to non-competition, work product and confidentiality.

Mr. Calabrese received his retirement payment of $4,446,892 under the terms of his retirement agreement. This amount includes a tax gross-up of $1,620,892. Additionally, GEO repurchased from Mr. Calabrese on September 1, 2010, 381,460 shares of GEO common stock held by Mr. Calabrese at $22.59 per share, the closing price of GEO common stock as reported on the New York Stock Exchange on September 1, 2010, for a total of $8,617,181. GEO also repurchased from Mr. Calabrese 7,500 shares of GEO restricted stock held by Mr. Calabrese that vested on September 1, 2010 at $22.59, the closing price of GEO common stock as reported on the New York Stock Exchange on September 1, 2010, for a total of $169,425.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $2 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2010, 2009 and 2008, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer, and (iv) the former Vice Chairman, President and COO of GEO who would have been listed among the most highly compensated executive officers had he been an officer at January 2, 2011.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Awards ($)(1)		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Stock	Option	Compensation($)(2)	Earnings ($)(3)	Compensation($)(4)	Total

George C. Zoley	2010	1,040,920	—	—	2,216,900	207,710	19,277	3,484,807
Chairman of the	2009	1,017,962	946,560	371,500	1,654,179	201,416	61,479	4,253,096
Board & CEO	2008	932,692	—	304,000	1,408,110	193,549	27,897	2,866,248
Brian R. Evans	2010	408,000	—	—	434,469	52,199	21,001	915,669
Senior Vice President & CFO	2009	360,577	111,360	74,300	174,065	60,991	10,654	791,947
John M. Hurley	2010	414,750	—	—	397,491	139,222	25,044	976,507
Senior Vice President,	2009	409,423	111,360	74,300	199,613	123,772	11,425	929,893
Detention & Corrections	2008	374,039	—	15,200	169,425	90,723	11,433	660,820
Services
John J. Bulfin	2010	396,900	—	—	380,384	54,415	6,275	837,974
Senior Vice President,	2009	391,846	111,360	55,725	191,022	71,127	35,725	856,805
General Counsel &	2008	359,616	—	30,400	162,648	54,560	8,862	616,086
Secretary
Jorge A. Dominicis,	2010	416,984	—	—	397,491	42,641	7,151	864,267
Senior Vice President,
Residential Treatment Svcs.
Wayne H. Calabrese	2010	792,855	—	—	1,225,458	—	4,453,376	6,471,689
Former Vice Chairman,	2009	790,000	556,800	222,900	923,106	160,503	21,866	2,675,175
President & COO(6)	2008	648,654	—	182,400	783,120	155,783	41,084	1,811,041

(1)	This column reflects aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to stock and stock option awards during 2009 and 2008 for each named executive officer. There were no stock or stock option awards in 2010. Assumptions used in the calculation of the amounts related to stock option awards are described in Note 1 to the Company’s audited financial statements for the fiscal year ended January 2, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2011.

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2010, 2009 and 2008, and paid in 2011, 2010 and 2009, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our Senior Management Performance Award Plan. In 2010, the target adjusted net income after tax and revenue was $72,500,000 and $1,124,000,000 respectively. The actual 2010 results achieved for adjusted net income after tax and revenue was $86,161,000 and $1,269,968,000 respectively. There was a 50% discretionary upward adjustment in the 2010 performance awards for our senior vice presidents (not including our Chief Executive Officer and President), based upon Company performance, including the successful acquisition of Cornell Companies, Inc. in August 2010 and the signing of the definitive agreement in December 2010 relating to our acquisition of B.I. Incorporated.

(3)	Figures in this column consist of amounts accrued in 2010, 2009 and 2008 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. For Messrs. Zoley and Calabrese, these amounts include tax gross-ups which we would have to pay in connection with their retirement payments pursuant to the terms of their retirement agreements.

Mr. Calabrese received a lump sum of $4,446,892 in full settlement of his executive retirement agreement in December 2010. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our executive retirement agreements and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2010, 2009 and 2008:

				Excess
		Auto	Club	Group Life	Retirement	Total All Other
		Allowance($)	Dues($)	Insurance($)(5)	Payment($)	Compensation($)

George C. Zoley	2010	10,728	6,433	2,116	—	19,277
	2009	52,849	6,433	2,197	—	61,479
	2008	20,147	5,634	2,116	—	27,897
Brian R. Evans	2010	14,448	6,433	120	—	21,001
	2009	10,529	—	125	—	10,654
John M. Hurley	2010	22,193	—	2,851	—	25,044
	2009	8,464	—	2,961	—	11,425
	2008	8,582	—	2,851	—	11,433
John J. Bulfin	2010	5,972	—	303	—	6,275
	2009	35,409	—	316	—	35,725
	2008	8,558	—	304	—	8,862
Jorge Dominicis	2010	7,151	—	—	—	7,151
Wayne H. Calabrese	2010	—	6,433	51	4,446,892	4,453,376
	2009	15,380	6,433	53	—	21,866
	2008	35,399	5,634	51	—	41,084

(5)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(6)	Mr. Calabrese retired as GEO’s President and Chief Operating Officer effective December 31, 2010.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

EXECUTIVE EMPLOYMENT AGREEMENTS

Effective December 31, 2008, we entered into a new amended and restated executive employment agreement with Mr. Zoley (the “New Employment Agreement”). The New Employment Agreement was in effect for fiscal year 2010. The New Employment Agreement has a continuously rolling three-year term.

The New Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The New Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by Mr. Zoley without good reason (as defined in the employment agreement), he will be entitled to receive a termination payment equal to 5 (five) times his annual base salary at the time of such termination together with any gross-up payment (as defined in the employment agreement). In addition, the New Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Employment Agreement provides that GEO will pay the residual cost of the lease.

The New Employment Agreement provides that if any payment to Mr. Zoley thereunder would be subject to federal excise taxes imposed on certain employment payments, GEO will make an additional payment to Mr. Zoley to cover any such tax payable by him together with the taxes on such gross-up payment.

Upon the termination of the New Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to the him under the terms of the Senior Management Performance Award Plan. The New Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Effective March 1, 2011, the New Employment Agreement was amended to reflect Mr. Zoley’s annual base salary of $1,145,000, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. Additionally, effective March 1, 2011, Mr. Zoley’s agreement was amended to add a provision that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreement, as approved by the Compensation Committee.

Retirement of Wayne H. Calabrese.  Mr. Calabrese retired as GEO’s President and Chief Operating Officer effective December 31, 2010. Mr. Calabrese’s business development and oversight responsibilities were reassigned throughout GEO’s senior management team and existing corporate structure.

Mr. Calabrese has entered into a one-year consulting agreement with GEO pursuant to which he will be entitled to receive $10,000 per month during the year immediately following the termination of his employment in exchange for his consulting services. The consulting agreement has an initial term of one year which may be renewed as agreed upon by GEO and Mr. Calabrese. The consulting agreement also contains customary provisions relating to non-competition, work product and confidentiality.

Mr. Calabrese received his retirement payment of $4,446,892 under the terms of his retirement agreement. This amount includes a tax gross-up of $1,620,892. Additionally, GEO repurchased from Mr. Calabrese on September 1, 2010, 381,460 shares of GEO common stock held by Mr. Calabrese at $22.59 per share, the closing price of GEO common stock as reported on the New York Stock Exchange on September 1, 2010, for a total of $8,617,181. GEO also repurchased from Mr. Calabrese 7,500 shares of GEO restricted stock held by Mr. Calabrese that vested on September 1, 2010 at $22.59 per share, the closing price of GEO common stock as reported on the New York Stock Exchange on September 1, 2010, for a total of $169,425.

EXECUTIVE RETIREMENT AGREEMENT

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to the Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of January 2, 2011 pursuant to his executive retirement agreement had he retired at his current age as of that date. The executive retirement agreement also requires us to make a tax gross-up payment with respect to the retirement payment in aggregate amounts that ensure that Mr. Zoley receive the full amount of his retirement payment on an after tax basis. Had Mr. Zoley retired on January 2, 2011, the aggregate amount of the tax gross-up payment would have been $2,025,828.

The retirement agreement provides that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55.

OTHER SENIOR OFFICER EMPLOYMENT AGREEMENTS

We have senior officer employment agreements with Messrs. Evans, Hurley, Dominicis and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination.

The amounts of base salaries that were paid to each of these executives during fiscal years 2010, 2009 and 2008 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or in the case of Mr. Hurley, at his election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

On March 1, 2011, the agreements were amended to reflect the new 2011 annual base salaries approved by the Compensation Committee for Messrs. Evans, Hurley, Dominicis and Bulfin of $500,000, $500,000, $500,000 and $435,000, respectively. Additionally, we amended the senior executive employment agreements to add a provision that all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Hurley, Dominicis and Bulfin fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee.

SENIOR OFFICER RETIREMENT PLAN

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Hurley, Mr. Dominicis, and Mr. Bulfin. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

GEO maintains a Senior Management Performance Award Plan, which is its annual senior executive bonus plan. All of its named executive officers, as well as its Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by the Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of GEO’s named executive officers, as well as GEO’s Senior Vice Presidents who are not named executive officers, are eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted	Percentage by which the
Fiscal Year Targets Achieved	Target Weighting of
for Revenue and for	Revenue and Net-Income-After-
Net-Income-After-Tax	Tax is Reduced/Increased

Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary adjustment under the plan.

Our Senior Management Performance Award Plan formerly provided for an annual incentive target amount (as a percentage of salary) of 120% for the President. Mr. Calabrese, who served as our President until his retirement on December 31, 2010, received annual cash incentive compensation for 2010 pursuant to this target amount applying the applicable multiplier discussed above. Under the terms of the Senior Management Performance Award Plan applicable to Mr. Calabrese, the President was not eligible for discretionary adjustments. Following Mr. Calabrese’s retirement effective December 31, 2010, Mr. Calabrese’s business development and oversight responsibilities were reassigned throughout GEO’s senior management team and existing corporate structure and as a result effective December 31, 2010, we do not have a President and our Senior Management Performance Award Plan was amended to reflect this fact.

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers under our non-equity incentive plan. No grants of plan-based awards were made to the named executive officers under our equity incentive plan in 2010.

	Estimated Future Payouts Under
	Non-Equity
	Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)

George C. Zoley	780,690	1,561,380	2,342,070
Brian R. Evans	102,000	204,000	459,000
John M. Hurley	93,319	186,638	419,934
John J. Bulfin	89,303	178,605	401,861
Jorge A. Dominicis	93,319	186,638	419,934
Wayne H. Calabrese	431,550	863,100	1,294,650

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2010. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2010, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of January 2, 2011.

	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number			Number of	Market Value
	Securities	Securities		of Securities			Shares or	of Shares
	Underlying	Underlying		Underlying			Units of	or Units
	Unexercised	Unexercised		Unexercised	Option		Stock That	of Stock
	Options	Options		Unearned	Exercise	Option	Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)(4)	($)(5)

George C. Zoley	28,455	—		—	6.0834	08/05/14	63,750	1,572,075
	29,601	—		—	7.5100	03/02/16
	30,000	20,000	(1)	—	16.6900	10/30/18
	20,000	30,000	(2)	—	21.0700	10/28/19

Brian R. Evans	1,560	—		—	7.6967	05/06/14	6,000	147,960
	4,800	1,200	(3)	—	21.5550	02/05/17
	3,000	2,000	(1)	—	16.6900	10/30/18
	4,000	6,000	(2)	—	21.0700	10/28/19

John M. Hurley	70,000	—		—	5.1334	02/07/12	7,500	184,950
	8,726	—		—	6.0834	08/05/14
	1,500	1,000	(1)	—	16.6900	10/30/18
	4,000	6,000	(2)	—	21.0700	10/28/19

John J. Bulfin	50,000	—		—	5.1334	02/07/12	7,500	184,950
	25,527	—		—	3.1700	02/12/13
	65,454	—		—	4.6667	05/01/13
	14,490	—		—	6.0834	08/05/14
	3,000	2,000	(1)	—	16.6900	10/30/18
	3,000	4,500	(2)	—	21.0700	10/28/19

Jorge A. Dominicis	36,000	—		—	7.8300	05/03/14	7,500	184,950
	6,000	4,000	(1)	—	16.6900	10/30/18
	4,000	6,000	(2)	—	21.0700	10/28/19

Wayne H. Calabrese(6)	18,966	—		—	6.0834	08/05/14	—	—
	14,799	—		—	7.5100	03/02/16
	18,000	—		—	16.6900	03/31/11
	12,000	—		—	21.0700	03/31/11

(1)	These remaining unvested stock options are scheduled to vest in two equal 50% increments on October 30, 2011, and October 30, 2012, respectively.

(2)	These remaining unvested stock options are scheduled to vest in three equal 33.34% increments on October 28, 2011, October 28, 2012 and October 28, 2013, respectively.

(3)	These stock options vested on February 5, 2011.

(4)	All shares in this column consist of restricted stock awards, which vest in four equal 25% increments per year over a four-year period. The restricted stock awarded on May 4, 2006 and May 9, 2007 vest over the four year period immediately following the grant. The shares granted on June 26, 2009 vest in four equal 25% increments on September 1, 2010, September 1, 2011, September 1, 2012, and September 1, 2013, respectively.

(5)	Amounts in this column have been calculated using an assumed stock price of $24.66, the closing price of our common stock on December 31, 2010, the last business day of our fiscal year 2010.

(6)	Mr. Calabrese retired as GEO’s President and Chief Operating Officer effective December 31, 2010. Upon his retirement, 30,000 unvested stock options and 37,500 shares of unvested restricted stock were forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

George C. Zoley	662,454	10,546,461	77,491	1,663,259
Brian R. Evans	5,640	83,194	5,156	111,150
John M. Hurley	20,000	325,832	9,242	198,012
John J. Bulfin	40,000	674,964	9,242	198,343
Jorge A. Dominicis	14,000	183,340	8,865	190,331
Wayne H. Calabrese	451,641	7,193,252	45,079	967,679

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)(2)	($)(3)	($)(2)

George C. Zoley	Executive Retirement Agreement	n/a	5,557,828	—
Brian R. Evans	Senior Officer Retirement Plan	10	113,190	—
John M. Hurley	Senior Officer Retirement Plan	13	550,757	—
John J. Bulfin	Senior Officer Retirement Plan	10	275,945	—
Jorge A. Dominicis	Senior Officer Retirement Plan	6	60,632	—
Wayne H. Calabrese	Executive Retirement Agreement	n/a	—	4,446,892

(1)	The benefits of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)	Mr. Calabrese retired effective December 31, 2010 and received full settlement of his benefits under the Executive Retirement Agreement. His settlement included a tax gross-up of $1,620,892.

(3)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Mr. Zoley, the amount shown includes $2,025,828 in tax gross-up payments that we would be required to make on his behalf in connection with his retirement payment pursuant to the terms of his executive retirement agreement. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.75% and a rate of compensation increase of 4.50%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of January 2, 2011 (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due	Payment Due
	Pursuant to Officer’s	Pursuant to Officer’s	Payment Due
	Employment	Employment	Pursuant to Officer’s
	Agreement upon	Agreement upon a	Retirement
	Termination either	Termination by	Agreement or
	by Company Without	Company With Cause	Arrangement upon
	Cause or by Officer	or Resignation by	a Termination
	for Good Reason	Officer	for Any Reason
Name	($)(1)(2)(3)(4)	($)(2)(4)	($)(2)(4)(5)(6)

George C. Zoley	6,020,053	—	5,557,828
Brian R. Evans	1,071,684	—	113,190
John M. Hurley	1,076,325	—	550,757
Jorge A. Dominicis	1,063,644	—	60,632
John J. Bulfin	941,192	—	275,945
Wayne H. Calabrese(7)	—	—	—

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on January 2, 2011 if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on January 2, 2011, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary effective January 2, 2011. Although our executive employment agreement with Mr. Zoley also requires us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of January 2, 2011.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Hurley, Evans and Bulfin under their retirement agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on January 2, 2011, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Mr. Domincis is not yet vested under our senior officer retirement plan as of January 2, 2011 due to the fact that he had not accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	The pension amounts shown with respect to Mr. Zoley includes a tax gross-up payment of $2,025,828 that we would have had to make on his behalf pursuant to the terms of his executive retirement agreement had he retired on January 2, 2011. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(7)	Wayne H. Calabrese retired on December 31, 2010 and received $4,446,892 in full settlement of his benefits under the Executive Retirement Agreement. He is not entitled to any potential payment upon termination or change in control.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2010.

	Fees Earned
	or Paid	Award($)		All Other
Name	in Cash($)(1)	Stock	Option(3)	Compensation($)	Total($)

Clarence E. Anthony	96,000	—	—	—	96,000
Norman A. Carlson	173,500	—	—	—	173,500
Anne N. Foreman	187,000	—	—	—	187,000
Richard H. Glanton	205,500	—	—	—	205,500
John M. Palms(2)	79,000	—	—	—	79,000
Christopher C. Wheeler	151,000	—	—	—	151,000

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $60,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance committee; (iii) a payment of $2,000 to each member of the Audit and Finance committee; (iv) an annual payment of $5,000 for each committee, other than Audit and Finance, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each non-employee board member; and (viii) a per diem of $3,000 for various board related activities such as continuing education and attending conferences,. Effective January 1, 2011 the annual retainer paid to each non-employee director is $75,000. The lead independent director receives an additional annual retainer of $25,000.

(2)	John M. Palms retired from the board effective May 5, 2010. Upon his retirement 3,250 shares of restricted stock and 1,000 stock options where vested to him. These amounts represent the restricted stock and option awards that were scheduled to vest during fiscal year 2010. All other unvested restricted stock and option awards were forfeited on his retirement date.

(3)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2010.

Name	Stock	Options

Clarence A. Anthony	—	—
Norman A. Carlson	3,250	46,600
Anne N. Foreman	3,250	40,600
Richard H. Glanton	3,250	10,100
John M. Palms	—	—
Christopher C. Wheeler	—	—

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)
Anne N. Foreman
Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)
Clarence E. Anthony
Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2010, David Meehan, Director of Business Development for GEO Care, received wages of $139,695. Mr. Meehan is the son-in-law of George Zoley, our Chairman and CEO. This relationship did not require any separate approvals under our applicable policies and procedures. Except for this relationship, there were no material relationships or related party transactions during fiscal year 2010 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2010 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2010, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with, except for the inadvertent failure to file one Form 4 for Mr. Glanton on a timely basis relating to the repurchase of restricted stock by GEO.

Proposal 2

Ratification of Independent Registered Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2011 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2011 fiscal year.

Proposal 3

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Proposal 4

Advisory Vote on the Frequency of An Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal.

Our board of directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, our board of directors considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The vote is advisory and not binding on the Company or our board of directors in any way. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of an advisory vote on executive compensation. Our board of directors, however, may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote for “Every 3 Years” as the preferred frequency for advisory votes on executive compensation.

SHAREHOLDER PROPOSAL DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2011 is scheduled for May 4, 2011, any shareholder proposal to be considered at the 2012 annual meeting must be properly submitted to us not earlier than February 4, 2012 nor later than March 5, 2012. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2012 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 26, 2011 in order to be included in our 2012 proxy statement.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, BNY Mellon Shareowner Services, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•	If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

March 25, 2011

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THE GEO GROUP, INC. Electronic Delivery of Future PROXY MATERIALS 621 NW 53RD STREET If you would like to reduce the costs incurred by our company in mailing proxy SUITE 700 materials, you can consent to receiving all future proxy statements, proxy cards BOCA RATON, FL 33487 and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials 1 Investor Address Line 1 electronically in future years. Investor Address Line 2 VOTE BY PHONE — 1-800-690-6903 Investor Address Line 3 1 1 OF Use any touch-tone telephone to transmit your voting instructions up until 11:59 Investor Address Line 4 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Investor Address Line 5 proxy card in hand when you call and then follow the instructions. John Sample VOTE BY MAIL 1234 ANYWHERE STREET 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we ANY CITY, ON A1A 1A1 have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. 02 FOR the following: 0 0 0 1. Election of Directors 0000000000 Nominees 01 Clarence E. Anthony 02 Norman A. Carlson 03 Anne N. Foreman 04 Richard H. Glanton 05 Christopher C. Wheeler 06 George C. Zoley The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Grant Thornton LLP as the independent registered public accountants of The Geo Group, Inc. for 0 0 0 the 2011 fiscal year. 3 Advisory vote on executive compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain 4 Advisory vote on the frequency of holding future advisory votes on executive compensation. 0 0 0 0 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 5 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. 0 0 0 For address change/comments, mark here. 0 (see reverse for instructions) Yes No R1.0.0.11699 Please indicate if you plan to attend this meeting 0 0 1 0000095926 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHI N BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . THE GEO GROUP, INC. Annual Meeting of Shareholders May 4, 2011 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 3, 2011, at the Annual Meeting of Shareholders to be held at the Ritz Carlton Fort Lauderdale, 1 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, FL 33304, at 9:00 A.M. (EDT), May 4, 2011 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on May 2, 2011. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy. 11699 Address change/comments: R1.0.0. 2 0000095926 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side